Exhibit 4.4

EXECUTION VERSION

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (this “Assumption Agreement”) is dated as of January 2, 2026, by and among Pinnacle Bank, a Tennessee state-chartered bank (“Pinnacle”), Synovus Bank, a Georgia state-chartered bank (“Synovus”) and The Bank of New York Mellon Trust Company, N.A., as issuing and paying agent and note registrar (the “Issuing and Paying Agent”).

RECITALS

WHEREAS, Synovus and the Issuing and Paying Agent first entered into that certain Issuing and Paying Agency Agreement dated as of February 15, 2023 (the “Issuing and Paying Agency Agreement”) pursuant to which Synovus issued its 5.625% Fixed Rate Senior Bank Notes due 2028 (the “Senior Notes”);

WHEREAS, simultaneously with the execution of this Assumption Agreement, Synovus will merge with and into Pinnacle (the “Merger”), with Pinnacle being the surviving entity (the “Surviving Entity”), and whereupon the separate corporate existence of Synovus will cease;

WHEREAS, the terms of the Senior Notes allow for modification by the Issuer, upon authorization of its Board of Directors and the Agent without the consent of any of the Holders, to evidence succession of another entity to Issuer and the assumption by any such successor of its obligations under the Senior Notes and the Issuing and Paying Agency Agreement;

WHEREAS, the Surviving Entity desires to expressly assume the due and punctual payment of the principal of (and premium, if any) and interest on the Senior Notes, and assume the due and punctual performance of all of the covenants in the Senior Notes and the Issuing and Paying Agency Agreement to be performed or observed by Synovus;

WHEREAS, each of the Surviving Entity and Synovus desires the Issuing and Paying Agent to join with it in the execution and delivery of this Assumption Agreement; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Senior Notes.

NOW, THEREFORE, in compliance with the terms of the Senior Notes, and in consideration of the covenants contained herein and intending to be legally bound hereby, Pinnacle, Synovus and the Issuing and Paying Agent, for the benefit of each other and for the benefit of the Holders of Senior Notes, agree as follows:

1.	Assumption of Payment and Performance; Substitution.

a)
The Surviving Entity hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on the Senior Notes, and assumes the due and punctual performance of all of the covenants in the Senior Notes and the Issuing and Paying Agency Agreement to be performed or observed by Synovus.

b)
Upon the Merger, the Surviving Entity shall succeed to and be substituted for Synovus with the same effect as if it had been named in the Senior Notes and the Issuing and Paying Agency Agreement as Synovus.

2.
Effect of Assumption Agreement.  Upon the execution of this Assumption Agreement (i) the Issuing and Paying Agency Agreement and the Senior Notes shall be and hereby are modified in accordance herewith; (ii) except as modified and amended by this Assumption Agreement, the Issuing and Paying Agency Agreement and the Senior Notes shall continue in full force and effect; (iii) the Senior Notes shall continue to be governed by the Issuing and Paying Agency Agreement; and (iii) every Holder of Senior Notes heretofore or hereafter under the Issuing and Paying Agency Agreement shall be bound by this Assumption Agreement.

3.	Notation on Senior Notes. Senior Notes authenticated and delivered on or after the date hereof shall bear the following notation, which may be printed or typewritten thereon:

“Effective January 2, 2026, Synovus Bank, a Georgia-chartered bank (“Synovus”), was merged with and into Pinnacle Bank, a Tennessee-chartered bank (“Pinnacle”), with Pinnacle as the surviving entity (the “Surviving Entity”).  Pursuant to the Assumption Agreement, dated as of January 2, 2026, the Surviving Entity assumed the obligations of Synovus and the performance of every covenant and condition of the Issuing and Paying Agency Agreement and the Senior Notes on the part of Synovus to be performed or observed.”

4.
The Issuing and Paying Agent.  The Issuing and Paying Agent makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Assumption Agreement or for or in respect of the recitals contained herein, all of which recitals are made solely by the Surviving Entity and Synovus.  In entering into this Assumption Agreement, the Issuing and Paying Agent shall be entitled to the benefit of every provision of the Issuing and Paying Agency Agreement relating to the conduct or affecting the liability of or affording protection to the Issuing and Paying Agent, whether or not elsewhere herein so provided.

5.	Governing Law. This Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

6.
Successors and Assigns.  This Assumption Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and the holders of the Senior Notes then outstanding.

7.
Severability.  In case any provision of this Assumption Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.	Headings. The headings used in this Assumption Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Assumption Agreement.

9.
Counterparts.  This Assumption Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.  Signatures of the parties hereto transmitted by facsimile or PDF may be used in lieu of the originals shall be deemed to be their original signatures for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assumption Agreement to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

PINNACLE BANK

By:	/s/ Andrew J. Gregory, Jr.
Name:	Andrew J. Gregory, Jr.
Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to Assumption Agreement]

SYNOVUS BANK

By:	/s/ Andrew J. Gregory, Jr.
Name:	Andrew J. Gregory, Jr.
Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to Assumption Agreement]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as issuing and paying agent

By:	/s/ Melissa Matthews
Name:	Melissa Matthews
Title:	Agent

[Signature Page to Assumption Agreement]